Exhibit 10.7

Translation

[Logo: Symbion]

Symbion A/S, Fruebjergvej 3, DK2100 Copenhagen Ø
+45 3917 9999 | info symbion.dk
Danish CVR No: 10369703 | www.symbion.dk

Copenhagen, 8 July 2013

F I X E D - T E R M

L E A S E    A G R E E M E N T

CONCERNING  B A S E M E N T   R O O M

Between

Symbion A/S
Danish (CVR) No 10 36 97 03
Fruebjergvej 3, DK-2100 Copenhagen Ø
( hereinafter referred to as Symbion )

and

Dandrit Biotech A/S
Danish CVR No 26 02 73 22
( hereinafter referred to as the Tenant )

on basement rooms/a basement room in

Symbion Science Park
Fruebjergvej 3/Gribskovvej 4
DK-2100 Copenhagen Ø

Knowledge for growth

Translation

Table of contents:

1.	The premises	3
2.	Commencement	3
3.	Layout and fitting out	3
4.	Use	3
5.	Rent and its payment	4
6.	Adjustment of the rent	4
7.	Deposit	5
8.	Operating costs	5
9.	Expenses	6
10.	Heating	6
11.	Maintenance.	6
12.	Tenant’s renovation etc	6
13.	Sub-letting	6
14.	Assignment	7
15.	Fixed term and termination	7
16.	Vacation	7
17.	VAT	7
18.	Conclusion of Agreement	8

Appendices		18

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Translation

1.  The premises

1.1.   The premises are situated in the property Symbion Science Park, Fruebjergvej 3/Gribskovvej 4, DK2100 Copenhagen Ø, title No 1185. The total gross area of the property is 19,800 m², of which the basement makes up 1,956 m².

1.2.   The premises comprise

Basement room	Net area	Gross area
K017	64	103
-	-	-
-	-	-
-	-	-
-	-	-
Total	64	103

1.3.   Notwithstanding any measuring of the premises after the signing of this Lease Agreement and any variation of such measuring from the areas specified in Clause 1.2, no adjustment is to be made in respect of the payments, including the rent, under this Lease Agreement.

2.   Commencement

The Lease Agreement is to commence on 1 April 2013 (hereinafter referred to as the Date of Possession).

2.1.   As regards the term and termination of the Lease Agreement, reference is made to Clause 15 below. This Lease Agreement is for a fixed term.

3.    Layout and fittingout

3.1.   The Tenant is to tak e possession of the premises including walls, ceilings and woodwork and, in every respect, as found and as inspected by the Tenant.

4.    Use

4.1.   The premises are to be used for storage and may not, without the written consent of Symbion, be used for any other purpose.

4.2.   The Tenant shall be responsible for ensuring that the activities carried out by the Tenant from the premises are not contrary to any public regulation. If the activity carried out by the Tenant in the premises requires that any permit be obtained from public authorities, including planning authorities, fire authorities, health authorities, environmental authorities, working environment authorities or any other authority, or if any renovation, fitting out or any other arrangement is carried out upon requirement from public authorities, the Tenant shall itself obtain such permit and carry out such arrangement for its own account. The Tenant shall, without undue delay,

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Translation

inform Symbion of any requirement from the authorities and shall send Symboin a copy of such requirement from the authorities as well as any permit.

5.    Rent and its payment

5.1.   The annual rent has been calculated based on the gross area, see Clause 1.2. In addition to the rent, the Tenant shall pay a contribution towards Symbion’s aggregate operating costs as well as a contribution towards Symbion’s aggregate heating costs. All costs not attributable specifically to the individual tenant are based on the number of gross square meters rented:

Room No	Annual basement rent, see Clause 6.5	Operating costs, see Clause 8	Heating charge, see Clause 10	Monthly basement rent	Deposit, see Clause 7
Price per m2	639	30	30		(3/12 of annual rent)
K017	65,817	3,090	3,090	6,000	16,455
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
-	-	-	-	-	-
Total	65,817	3,090	3,090	6,000	16,455

5.2.   The annual rent has been set out in Clause 5.1. The rent is to fall due for payment in advance on the first day of each month, but payment is to be deemed to be in time if made no later than 8 days after the due date.

5.3.   If the Tenant fails to effect payment within the time stipulated, see Clause 5.2, and fails to pay the amount outstanding no later than 3 days after receiving a written notice demanding payment, that will be deemed to be material breach of the Lease Agreement, which will result in the Landlord being entitled to terminate the Lease Agreement without notice pursuant to section 69(1), paragraph 1, of the Danish Business Leases Act. If a written notice is sent, a charge will, in accordance with applicable legislation, be added to the outstanding rent amount, as will an extra charge of 2% of the outstanding amount in excess of DKK 1,000.

5.4.   The annual rent is to be payable in monthly installments, the first installment falling due upon the signing of the Agreement.

6. Adjustment of the rent

6.1.   The annual rent is to be increased once a year, on the first day of each month of January, by 3%.

6.2.   The basis for the adjustment is to be the annual rent applying in the month immediately prior to the adjustment taking effect.

6.3.   Notwithstanding any nonterminability, any special adjustment agreed or any other increase agreed, either Party may demand that the annual rent be adjusted according to the lease legislation in force at any time, including

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Translation
b)	as a result of any change in direct or indirect taxes, cf sections 10-12 of the Business Leases Act;

c)	to market rent, cf section 13 of the Business Leases Act; or

d)	as a result of improvements, cf section 31-32 of the Business Leases Act.

6.4.   The annual rent includes the direct and indirect taxes affecting the property as at 1 January 2013. In the event of any future change in direct or indirect taxes, such date is to form the basis for any rent adjustment.

6.5.   The proportion relating to the premises of the direct and indirect taxes affecting the entire property is calculated based on gross areas, see Clause 1.1, and any future adjustment is to be distributed according to that basis.

6.6.   If the annual rent is adjusted pursuant to the lease legislation in force at any time, the rent adjustment agreed in Clause 6.1 is to continue on this new basis.

7. Deposit

7.1.   Upon signing the Lease Agreement, the Tenant shall pay a cash deposit corresponding to 3 months’ annual rent. No interest on the deposit is to be payable to the Tenant.

7.2.   The deposit is to serve as security for the Tenant’s obligations pursuant to the Business Leases Act and the Lease Agreement, including as security for the Tenant’s obligation in connection with vacation and defects in the premises.

7.3.   The deposit is to be adjusted concurrently with the annual rent to the effect that, at any time, the deposit corresponds to the agreed number of months’ current annual rent.

7.4.   The Tenant is entitled to demand release of 75% of the deposit no later than 45 days after vacation; however, any amount owed by the Tenant is to be set off in connection with the release and part of the deposit may also be withheld as security for any liability not yet calculated.

7.5.   Upon vacation, 25% of the deposit is to be withheld until the final settlement of the operating and heating accounts for the relevant year.

8. Operating costs

8.1.   In addition to the annual rent agreed in Clause 5.1, the Tenant shall pay a contribution towards the aggregate operating costs of Symbion. Such contribution is to be calculated based on the gross area of the premises, see Clause 5.

8.2.   The operating cost relating to basement premises is a contribution towards the aggregate operating costs of the Symbion property and covers power consumption in common parts etc, cleaning of common parts, maintenance, clearing, waste disposal, etc.

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Translation

9. Expenses

9.1.   The Tenant shall pay expenses relating to its own power consumption directly to the supplier. If there is no meter for the individual premises, but several premises share the same meter, such expenses are distributed according to net area.

9.2.   Symbion assumes no responsibility for any temporary disruption in the power supply, but is obliged to remedy such disruption without delay if due to the Landlord’s facilities or cleaning and maintenance obligations.

10. Heating

10.1.   The heating of the property comes from district heating.

10.2.   In addition to the annual rent agreed in Clause 5.1, the Tenant shall pay a contribution towards the aggregate heating costs of Symbion. Such contribution is to be calculated based on the gross floor area of the premises, see Clause 5.

10.3.   The heating cost relating to the basement premises is a contribution towards the aggregate heating costs of the Symbion property and covers costs for district heating, repairs, maintenance, etc.

11. Maintenance

11.1.   All interior maintenance is to be the responsibility of the Tenant, whereas exterior maintenance of buildings is to be the responsibility of Symbion.

11.2.   Symbion and its technicians and experts are entitled to access the premises during normal working hours to prepare for or carry out maintenance work, but are to give one week’s notice for making preparations and eight weeks’ notice for carrying out work. The work must be carried out causing minimum nuisance to the Tenant. Moreover, Symbion and its technicians and experts are entitled, without notice, to access the premises if necessary for the purpose of urgent action or repair.

12. Tenant’s renovation etc

12.1.   The Tenant may not, without the written approval of Symbion, carry out any renovation, including alter the layout or fitting out of the premises.

13. Subletting

13.1.   The Tenant is not entitled to let any other party use the premises - whether in whole or in part.

13.2.   The Tenant is not entitled to sublet or lease the premises to any other party - whether in whole or in part.

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Translation

14. Assignment

14.1.   The Tenant is not entitled to assign the Lease Agreement  whether in whole or in part.

15.   Fixed term and termination

15.1.   The Lease Agreement is for a fixed term of 3 years and thus expires without any further notice and the premises are to be vacated by 31 March 2016. During the lease term, the Tenant may terminate the Lease Agreement by 3 months’ notice to expire on the 1st day of any month.

15.2.   Symbion aims to operate a science park to attract Danish and foreign, public and private research projects and to support the establishment of new research and developmentbased enterprises. To ensure the fulfillment of this aim, Symbion needs to be able, on a regular basis, to offer the existing tenants in Symbion rented basement rooms. That is the reason for the fixed term set out in Clause 15.1.

16. Vacation

16.1.   Upon the end of the Lease Agreement, the Tenant is, no later than by noon on the day the premises are to be vacated, even if a public holiday or a day preceding a public holiday, to surrender the premises in a cleared and clean state and condition and in the same state and condition as at the time of occupation, except for normal wear and tear, together will all keys.

16.2.   If, by the time of vacation, the premises do not meet the state and condition specified above, Symbion is to be entitled, at its discretion, either to repair the premises for the Tenant’s account or to demand cash payment of the expenses expected to be incurred in the repair. Furthermore, Symbion is to be entitled to demand payments under the Lease Agreement relating to the period in effect spent on the repair.

17. VAT

17.1.   The Landlord owning the property is registered, on a voluntary basis, for the lease of real estate in accordance with Danish VAT legislation. As a result, VAT is to be added to the annual rent and deposit.

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Translation

18. Conclusion of Agreement

18.1.   Symbion has encouraged the Tenant to take legal advice in connection with the conclusion of this Lease Agreement.

18.2.   The Tenant has received a copy (Appendix 4) of “Check list- the Danish Business Leases Act” and has read its contents.

Copenhagen,	July 8, 2013	Copenhagen,	July 8, 2013

For Symbion:		As the Tenant:

/s/ Symbion A/S		/s/ Dr. Eric Leire, CEO, DanDrit Biotech A/S

(company stamp)		(company stamp)

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